[MATTERHORN GROWTH FUND, INC. LOGO}

Dear Shareholders,

     At a special meeting on March 14, 1996 shareholders approved a change in name from The 44 Wall Street Equity Fund to The Matterhorn Growth Fund. Shareholders also approved Matterhorn Asset Management Corporation as the new Investment Advisor to the Fund. We look forward to serving the Matterhorn Growth Fund and its shareholders and are confident that changes which have already been initiated will have a positive impact on the Fund.

     As discussed in our semi - annual report broad market trends are not expected to push the market up in 1996 like they did in 1995, a year in which the Fund appreciated 25.28%. However, by utilizing a "growth at a reasonable price" philosophy and seeking out underfollowed and undervalued small capitalization stocks we were able to appreciate 10.24% for the semi - annual period from January 1, 1996 to June 30, 1996. This return exceeded the performance of the Standard & Poor's 500 which rose 10.10% over the same time period. For the fiscal year ended June 30, 1996 the Fund gained 11.60%.

     The volatility that the market has experienced since June 30 might push the Fund in either direction by year end. In fact, since the beginning of the calendar year the Fund hit a high of $7.30 (up 14.96%). However, a call for fluctuating prices in the future is guaranteed to be a prescient forecast. The most important thing for investors to do is to keep their eye on the longer term trends in place which we continue to be very optimistic about. The economy is growing but not too rapidly. Productivity boosts should result in healthy increases in corporate earnings while at the same time moderate inflation should allow interest rates to remain moderate.

     We have constructed a portfolio that should provide investors with excellent long term appreciation and moderate downside risk. During the period we chose to concentrate investments primarily in technology, health care, real estate, financial services and gaming.

     Among the major holdings in the technology field were Sterling Software, National Data Corp. and Microchip Technology, Inc. which have worked out well to date.

     In health care we favored Maxxim Medical, United Health Care, and GranCare Inc. which dampened overall performance but we feel are poised to improve.

     In real estate our principal investments were in smaller companies such as Americana Hotels & Realty Corp., One Liberty Properties and Mark Centers Trust. These stocks were steady performers as the value of their underlying real estate has been appreciating.

     Financial Services companies such as Dean Witter Discover and Chase Manhattan Corp. also helped the portfolio. These are interest rate sensitive stocks, meaning they generally appreciate when interest rates decline.

     Finally, our gaming stocks also had a positive impact on the portfolio. In particular Sodak Gaming proved a rewarding investment.

     We appreciate your interest in The Matterhorn Growth Fund and will continue to do our best to provide for capital appreciation of your holdings.

                                Sincerely Yours,

Gregory A. Church                  Sheldon E. Goldberg                      Mark Beckerman

/s/Gregory A. Church               /s/Sheldon E. Goldberg                   /s/Mark Beckerman
President                          Chairman                                 Portfolio Manager
Matterhorn Growth Fund             Matterhorn Asset Management Corp.        Matterhorn Growth Fund

           COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN THE MATTERHORN
                 GROWTH FUND AND THE S&P 500 INDEX.

                         09/27/88* 06/30/89  06/30/90  06/30/91  06/30/92  06/30/93  06/30/94  06/30/95  06/30/96
                         --------  --------  --------  --------  --------  --------  --------  --------  --------
Matterhorn Growth Fund    $10,000   $12,279   $13,799   $14,216   $15,441   $19,902   $21,017   $25,085   $27,996
S&P 500 Stock Index       $10,000   $12,131   $14,161   $15,222   $17,250   $19,601   $19,875   $25,046   $31,566

In Dollars

*Previous periods during which the Fund was advised by another advisor are not shown. Past performance is not predictive of future performance.


            Annual Average Total Return Periods Ended June 30, 1996.

                         1 Year                   11.60%
                         5 Years                  14.50%
                         Inception (9/27/88)*     14.18%

                        The Matterhorn Growth Fund, Inc.

PORTFOLIO OF INVESTMENTS at June 30, 1996
--------------------------------------------------------------------------------
  Shares   COMMON STOCKS: 84.85%                        Market Value
--------------------------------------------------------------------------------

           Airline Transport: 0.44%
   4,000   Frontier Airlines* ...........................   $ 38,500
                                                            --------

           Automobile Parts: .63%
   2,500   Breed Technology .............................     55,937
                                                            --------

           Banking: 3.78%
   2,500   Chase Manhattan Corp. ........................    176,562
   2,525   First Chicago NBD Corp. ......................     98,791
   2,500   Signet Banking ...............................     58,125
                                                            --------
                                                             333,478
                                                            --------

           Beverage: 1.86%
   3,000   Cadbury Schweppes PLC, ADR ...................     96,750
   1,500   Panamerican Beverages, Inc. ..................     67,125
                                                            --------
                                                             163,875
                                                            --------

           Broadcast / Cable TV: 4.92%
   5,000   Comcast U.K. Cable Partners Ltd., ADR* .......     62,500
  20,000   Jones Intercable, Inc., Class A* .............    262,500
 152,000   Spectravision, Inc. Rights, Expires 10/8/1997*          0
   3,000   Telecommunications, Inc., Class A* ...........     54,000
   3,000   US West Media Group* .........................     54,750
                                                            --------
                                                             433,750
                                                            --------

           Computer Peripherals: 1.33%
   2,000   Sun Microsystems* ............................    117,500
                                                            --------

           Computer Software & Services: 5.66%
   5,000   Alpharel, Inc.* ..............................     29,687
   2,500   National Data Corp. ..........................     85,625
   2,500   Platinum Technology, Inc.* ...................     37,500
   4,500   Sterling Software, Inc.* .....................    346,500
                                                            --------
                                                             499,312
                                                            --------

           Consumer Services: 0.44%
   2,500   Kinder Care Learning Centers, Inc.* ..........     38,437
                                                            --------

                        The Matterhorn Growth Fund, Inc.

--------------------------------------------------------------------------------
  Shares                                                Market Value
--------------------------------------------------------------------------------

           Diversified: 6.78%
 160,000   China Industrial Group, Inc.* ................ $  135,000
  57,004   United Capital Corp.* ........................    463,158
                                                            --------
                                                             598,158
                                                            --------

           Drugs: 0.02%
      25   Merck & Co., Inc. ............................      1,616
                                                            --------

           Environmental: 0.53%
   2,500   Trigen Energy ................................     47,187
                                                            --------

           Financial Services: 3.76%
   5,000   Dean Witter Discover .........................    286,250
   2,500   SPS Transaction Services, Inc.* ..............     45,000
                                                            --------
                                                             331,250
                                                            --------

           Food Wholesalers: 0.00%
       1   Richfood Holdings, Inc. ......................         32
                                                            --------

           Hotel / Gaming: 10.62%
   6,077   Grand Casinos* ...............................    156,483
  10,000   GTECH Holdings Corp.* ........................    296,250
   6,500   Sodak Gaming, Inc.* ..........................    198,250
  10,000   Trump Hotel & Casino* ........................    285,000
                                                            --------
                                                             935,983
                                                            --------

           Industrial Services: 1.50%
   5,000   Sport Supply Group ...........................     30,625
   4,000   World Color Press* ...........................    101,500
                                                            --------
                                                             132,125
                                                            --------

           Insurance: 2.40%
   5,000   John Alden Financial .........................    110,625
   5,000   Stewart Information Services Corp. ...........    100,625
                                                            --------
                                                             211,250
                                                            --------

           Manufactured Housing / Rec Vehicles: 0.44%
   3,000   National RV Holdings, Inc.* ..................     39,000
                                                            --------

                        The Matterhorn Growth Fund, Inc.

--------------------------------------------------------------------------------
  Shares                                  Market Value
--------------------------------------------------------------------------------
           Maritime: 1.08%
    5,000  Sea Containers, Ltd., Class A ..   $ 95,000
                                              --------
           Medical Services: 6.71%
    2,500  Caremark International ........      63,125
    5,000  GranCare, Inc.* ...............      99,375
   10,000  Maxxim Medical, Inc.* .........     171,250
    1,500  Sierra Health Services* .......      47,250
    3,000  United Health Care ............     151,500
    2,500  Value Health* .................      59,063
                                              --------
                                               591,563
                                              --------

           Petroleum: 0.99%
    1,000  Exxon Corp. ...................      86,875
                                              --------

           Real Estate Investment Trust: 15.91%
  267,300  Americana Hotel & Realty Corp.*     367,538
    5,000  Chicago Dock & Canal Trust SBI       73,125
   28,600  Mark Centers Trust ............     296,725
   50,000  One Liberty Properties, Inc. ..     665,625
                                              --------
                                             1,403,013
                                              --------

           Recreational: 1.40%
    5,000  WMS Industries, Inc.* .........     123,125
                                              --------

           Restaurants: 1.84%
    1,000  Host Marriott Services* .......       7,250
   18,500  Spaghetti Warehouse, Inc.* ....      99,438
    3,000  Wendy's International .........      55,875
                                              --------
                                               162,563
                                              --------

           Retailing: 6.24%
   40,000  The First Years, Inc. .........     550,000
                                              --------

           Semiconductor: 2.69%
   5,000   Elamex, S.A. de C.V.* .............  48,750
   2,500   LSI Logic Corp.* ..................  65,000
   5,000   Microchip Technology, Inc.* ....... 123,750
                                              --------
                                               237,500
                                              --------

                        The Matterhorn Growth Fund, Inc.

--------------------------------------------------------------------------------
  Shares                                                       Market Value
--------------------------------------------------------------------------------
           Telecommunications Services: 2.88%
   5,000   MCI Communications Corp. .........................   $   127,500
   3,000   Sprint Corp. .....................................       126,000
                                                                -----------
                                                                    253,500
                                                                -----------

           Total Common Stocks (cost $7,151,791) ............     7,480,529
                                                                -----------

           PREFERRED STOCKS: 4.56%
-------------------------------------------------------------------------------
           Maritime: 1.07%
   2,000   Sea Containers, Ltd, Class E .....................        94,000
                                                                -----------

           Real Estate Investment Trust: 2.66%
  14,100   One Liberty Properties, Inc. .....................       234,413
                                                                -----------

           Restaurants: 0.83%
   6,000   Flagstar Cos, Inc. ...............................        73,500
                                                                -----------

           Total Preferred Stocks (cost $440,958) ...........       401,913
                                                                -----------

Principal
Amount     BONDS: 3.69%
--------------------------------------------------------------------------------
           Financial Services: 0.01%
 $   850   Everen Capital Corp., 13.50%, due 9/15/2007 .                914
                                                                -----------

           Medical Services: 3.68%
 300,000   Maxxim Medical, Inc., 6.75%, due 3/1/2003 ........       324,375
                                                                -----------

           Total Bonds (cost $299,000) ......................       325,289
                                                                -----------

           REPURCHASE AGREEMENTS: 9.98%
--------------------------------------------------------------------------------
 880,000   Star Bank Repurchase Agreement, 5.0%, due 7/1/1996,
           collateralized by $1,430,479 GNMA, 7.0% due 5/20/2022,
           (cost $880,000) ..................................      880,000
                                                                -----------
6

                        The Matterhorn Growth Fund, Inc.

--------------------------------------------------------------------------------
Shares  PUT OPTIONS PURCHASED: 0.79%                              Market Value
--------------------------------------------------------------------------------
        Common Stocks / Expiration Date / Exercise Price
--------------------------------------------------------------------------------
    50  Sterling Commerce 7/20/1996 / $40.00 .............          $   21,562
    50  Sterling Commerce 10/19/1996 / $40.00 ............              48,125
                                                                    ----------
                                                                        69,687
                                                                    ----------

        Total (cost $47,700) .............................              69,687
                                                                    ----------

        Total Investment in Securities (cost $8,819,449+): 103.87%   9,157,418
        Liabilities less Other Assets: (3.87)% ...........            (341,610)
                                                                    ----------
        Total Net Assets: 100.0% .........................          $8,815,808
                                                                    ==========

*Non-income producing security.

+ At June 30, 1996, the cost of securities for Federal tax purposes was $8,856,293. Unrealized appreciation and depreciation of securities, based on cost for Federal income tax purposes, was as follows:

        Gross unrealized appreciation.....................          $1,439,689
        Gross unrealized depreciation.....................           1,138,564
                                                                    ----------
        Net unrealized appreciation.......................          $  301,125
                                                                    ==========

See notes to financial statements.

                        The Matterhorn Growth Fund, Inc.

STATEMENT OF ASSETS AND LIABILITIES at June 30, 1996
--------------------------------------------------------------------------------
ASSETS
   Investments in securities, at value (identified cost $8,819,449) $ 9,157,418
   Cash                                                                     241
   Receivables:
        Dividends and interest...........................                37,300
        Investment securities sold.......................                97,412
        Capital stock sold...............................                80,349
   Other assets..........................................                13,527
                                                                    -----------
              Total assets...............................             9,386,247
                                                                    -----------

LIABILITIES
   Payable for investment securities purchased...........               555,000
   Accrued expenses and other............................                15,439
                                                                    -----------
        Total liabilities................................               570,439
                                                                    -----------


NET ASSETS...............................................           $ 8,815,808
                                                                    ===========

   Net asset value, offering and redemption price per share
        ($8,815,808/1,259,352 shares outstanding;
        100,000,000 shares authorized with $.001 par value)               $7.00
                                                                          =====

SOURCES OF NET ASSETS
   Paid-in capital.......................................           $ 7,463,528
   Accumulated net investment loss.......................              (148,883)
   Accumulated net realized gain on investments..........             1,163,194
   Net unrealized appreciation of investments............               337,969
                                                                    -----------
              Net assets.................................           $ 8,815,808
                                                                    ===========

See notes to financial statements.

                        The Matterhorn Growth Fund, Inc.

STATEMENT OF OPERATIONS - Year Ended June 30, 1996
--------------------------------------------------------------------------------
INVESTMENT INCOME
   Income
        Dividends........................................            $  184,009
        Interest.........................................                51,399
                                                                     ----------
                 Total investment income.................               235,408
                                                                     ----------
   Expenses
        Advisory fees (Note 3)...........................                90,749
        Administration fee (Note 3)......................                23,345
        Custodian and accounting fees....................                25,666
        Transfer agent fees..............................                58,329
        Auditing fees....................................                38,402
        Legal fees.......................................                47,577
        Administrative and clerical......................                43,399
        Office facilities................................                16,565
        Directors fees...................................                 4,027
        Registration fees................................                 7,603
        12b-1 expense (Note 3)...........................                 6,755
        Reports to shareholders..........................                16,338
        Miscellaneous....................................                 3,721
        Interest on bank loans (Note 6)..................                 1,815
                                                                     ----------
                 Total expenses..........................               384,291
                                                                     ----------
                 Net investment loss.....................              (148,883)
                                                                     ----------

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
   Net realized gain on:
        Investments......................................             1,735,434
        Options..........................................                33,436
                                                                     ----------
              Total net realized gain....................             1,768,870
   Unrealized depreciation of investments for the period               (614,509)
                                                                     ----------
              Net realized and unrealized gain on investments         1,154,361
                                                                     ----------
                Net Increase in Net Assets Resulting from Operations $1,005,478
                                                                     ==========


See notes to financial statements.

                        The Matterhorn Growth Fund, Inc.

STATEMENTS OF CHANGES IN NET ASSETS Years ended June 30, 1996 and 1995.
------------------------------------------------------------------------------------------------------------
                                                                                1996                  1995
------------------------------------------------------------------------------------------------------------
INCREASE IN NET ASSETS FROM:
OPERATIONS
Net investment loss .....................................................  $  (148,883)          $  (206,229)
Net realized gain on investments ........................................    1,768,870               438,078
Unrealized appreciation (depreciation) of investments ...................     (614,509)            1,252,472
                                                                           -----------           -----------
     Net increase in net assets resulting from operations ...............    1,005,478             1,484,321
                                                                           -----------           -----------

DISTRIBUTIONS TO SHAREHOLDERS FROM:
Net realized gain on investments ........................................     (765,908)             (136,528)
                                                                           -----------           -----------

CAPITAL SHARE TRANSACTIONS
Proceeds from shares sold ...............................................      255,949               212,291
Net asset value of shares issued on reinvestment of distributions........      727,336               128,438
Cost of shares redeemed .................................................   (1,400,287)             (896,170)
                                                                           -----------           -----------
Net decrease from capital share transactions ............................     (417,002)             (555,441)
                                                                           -----------           -----------
         Total increase (decrease) in net assets ........................     (177,432)              792,352

NET ASSETS
Beginning of year .......................................................    8,993,240             8,200,888
                                                                           -----------           -----------
End of year .............................................................  $ 8,815,808           $ 8,993,240
                                                                           ===========           ===========

CHANGE IN SHARES
Shares sold .............................................................       37,245                34,909
Shares issued on reinvestment of distributions ..........................      115,085                23,100
Shares redeemed .........................................................     (200,891)             (147,078)
                                                                           -----------           -----------
Net decrease ............................................................      (48,561)              (89,069)
                                                                           ===========           ===========

See notes to financial statements.
10

                        The Matterhorn Growth Fund, Inc.

FINANCIAL HIGHLIGHTS
For a capital share outstanding throughout the period
------------------------------------------------------------------------------------------------------------
                                                                          Years Ended June 30,
                                                          ------------------------------------------------
                                                             1996+     1995     1994       1993*     1992*
                                                             -----     ----     ----       -----     -----
Net asset value, beginning of year .....................  $  6.88   $  5.87   $   7.09   $   6.30   $  5.80
                                                          -------   -------   --------   --------   -------
Income from investment operations:
         Net investment loss ...........................     (.12)     (.17)      (.17)      (.04)     (.07)
         Net realized and unrealized gain on investments      .85      1.28        .71       1.77       .57
                                                          -------   -------   --------   --------   -------
Total from investment operations .......................      .73      1.11        .54       1.73       .50
                                                          -------   -------   --------   --------   -------

Less distributions:
         Dividends from net realized gains .............     (.61)     (.10)     (1.76)      (.94)       --
                                                          -------   -------   --------   --------   -------
Total distributions ....................................     (.61)     (.10)     (1.76)      (.94)       --
                                                          -------   -------   --------   --------   -------

Net asset value, end of year ...........................  $  7.00 $    6.88   $   5.87   $   7.09   $  6.30
                                                          =======   =======   ========   ========   =======

Total return ...........................................    11.60%    19.32%      5.60%     28.89%     8.62%
Ratios/supplemental data:
Net assets, end of year (000 omitted) ..................  $ 8,816   $ 8,993   $  8,201   $  8,048   $ 4,430
Ratio to average net assets:
         Expenses (excluding interest) .................     4.21%     4.62%      4.87%      4.27%     5.17%
         Interest expense ..............................      .02       .56        .14        .12       .16
                                                          -------   -------   --------   --------   -------
         Total expenses ................................     4.23%     5.18%      5.01%      4.39%     5.33%
                                                          =======   =======   ========   ========   =======
         Net investment loss ...........................    (1.64)    (2.50)     (2.77)      (.62)    (1.11)
                                                          =======   =======   ========   ========   =======

Portfolio turnover rate ................................    88.32%    72.11%    160.06%    167.27%   135.89%
                                                          =======   =======   ========   ========   =======

(B) BANK LOANS

Amount outstanding at end of year (000) ................  $    --   $   366   $     27   $     --   $    --
Average amount of bank loans outstanding during
         the year (monthly average) (000) ..............  $    12   $   456   $     44   $     49   $    54
Average number of shares outstanding during
         the year (monthly average) (000)* .............    1,306     1,369      1,268        773       662
Average amount of debt per share during the year .......  $   .01   $   .33   $    .03   $    .06   $   .08

*Based on average month-end shares outstanding.

+On March 15, 1996, the investment adviser changed, and Matterhorn Asset Management Corporation became the Fund's investment adviser.


See notes to financial statements.

                        The Matterhorn Growth Fund, Inc.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1 - ORGANIZATION

     The Matterhorn Growth Fund, Inc. (the "Fund") is a Maryland corporation incorporated on May 2, 1980 and is registered under the Investment Company Act of 1940 as a non-diversified, open-end management investment company. The Fund was formerly known as The 44 Wall Street Equity Fund, Inc.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies consistently followed by the Fund. These policies are in conformity with generally accepted accounting principles.

     A. Security Valuation. Investments in securities are valued daily based upon latest closing market prices for those securities traded on national securities exchanges, or if there has been no sale that day at the mean between the last bid and asked prices, and at the closing bid price for those securities traded in the over-the-counter market. Short-term investments with less than 60 days to maturity when acquired by the Fund are valued on an amortized cost basis. All other securities and assets are valued at fair value, as determined in good faith by the Board of Directors.

     B. Equity Option Contracts. When the Fund writes a call option, the premiums received are recorded as a liability and marked-to-market daily to reflect the current value of the option written. If the written option is not exercised prior to expiration, the premium received is treated as realized gain. If the written option is exercised, the premium received is added to the sale proceeds of the underlying security.

            The premium paid by the Fund for the purchase of an option is included as an investment and is marked-to-market daily to reflect the current value of the option purchased. If the purchased option is not exercised prior to expiration, the premium paid is treated as realized loss. If the Fund exercised a call option, the cost of the security is increased by the premium paid to buy the call. If the Fund exercises a put option, it realizes a gain or loss from the sale of the underlying security and the proceeds from such sale are decreased by the premium originally paid.

     C. Security Transactions and Related Investment Income. Securities transactions are accounted for on the trade date, and dividend income is recorded on the ex-dividend date. Interest income is recorded on the accrual basis. The cost of securities sold is determined on a first-in, first out basis for both financial statement and federal income tax purposes.

     D. Federal Income Taxes. It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income to shareholders. Therefore, no provision for federal income tax is required.

     E. Dividends and Distributions to Shareholders. Dividends and distributions to shareholders are recorded on the ex-dividend date. Income distributions and capital gain distributions are determined in accordance with income tax regulations which may differ from generally accepted accounting principles.
12

                        The Matterhorn Growth Fund, Inc.

--------------------------------------------------------------------------------

     F. Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets during the reporting period. Actual results could differ from those estimates.

NOTE 3 - INVESTMENT ADVISORY FEE AND OTHER TRANSACTIONS WITH AFFILIATES

     A. Investment Advisory Agreements. On March 15, 1996, the Fund entered into an Advisory Agreement with Matterhorn Asset Management Corporation (the "Adviser") for investment advisory services, under which the Adviser receives a fee, payable monthly, at the annual rate of 1.00% of the Fund's daily average net assets. Prior to that date, MDB Asset Management was the investment adviser to the Fund and also received a 1.00% annual fee rate for its services. Advisory fee paid to MDB Asset Management for the fiscal year ended June 30, 1996 totaled $63,742.

            The Fund is responsible for its own operating expenses, as defined. Pursuant to its investment advisory agreement with the Fund, the Adviser has agreed until March 15, 1998, to reimburse the Fund to the extent that the Fund's operating expenses (excluding interest, taxes, brokerage commissions and other portfolio transaction expenses, capital expenditures and extraordinary expenses) exceeds 4% of the Fund's average net assets. In addition, the Adviser will reimburse the Fund if expenses exceed those limits prescribed by any state in which Fund shares are offered for sale. Fund shares are not currently registered in any state which requires the Fund to be reimbursed for such excess expenses.

     B. Distribution Agreements. Bainbridge & Co. ("Bainbridge") and Cumberland Brokerage Corporation ("Cumberland") act as co-distributors for shares of the Fund pursuant to a distribution Agreement dated March 15, 1996. Bainbridge and Cumberland are affiliates of the Adviser. Prior to March 15, 1996, Beckerman & Company, Inc. ("BecCo") acted as the principal underwriter for the Fund. Commissions paid to BecCo for services rendered as a registered broker-dealer in executing portfolio trades for the Fund amounted to $9,056 for the fiscal year ended June 30, 1996.

     C. Distribution Plan. The Fund has adopted a Distribution Plan in accordance with Rule 12b-1 under the Investment Company Act of 1940. The Plan provides that the Fund will pay Bainbridge and Cumberland an aggregate distribution fee, payable monthly, at the annual rate of 0.25% of the Fund's average daily net assets. The fee is paid to Bainbridge and Cumberland as compensations for their services rendered.

     D. Administration Agreement. Pursuant to an administration agreement with Investment Company Administration Corporation ("Administrator") entered on March 15, 1996, the Fund pays ICAC for its services a monthly fee at the annual rate of 0.10% of the Fund's average daily net assets, subject to a minimum annual fee of $45,000 for the first year and $40,000 thereafter.

     E. Other. The Fund pays each Directors who are not "interested persons" a $250 attendance fee and any expenses incurred to attend the meetings. Total fees paid to Directors for fiscal year ended June 30, 1996 are included in the "Statement of Operations".

                        The Matterhorn Growth Fund, Inc.

--------------------------------------------------------------------------------

            Certain officers and Directors of the Fund are also officers and/or Directors of the Adviser, Administrator and co-distributors.

NOTE 4 - PURCHASES AND SALES OF SECURITIES

     For the fiscal year ended June 30, 1996,  purchases and sales of securities
other  than  short-term   securities   aggregated   $7,412,149  and  $9,525,095,
respectively.

NOTE 5 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Fund's activity during the period in writing equity call options had off-balance-sheet risk of accounting loss. A written equity call option obligates the Fund to deliver the underlying security upon exercise by the holder of the option. The Fund covers options written by owning the underlying security.

     A summary of the Fund's call option transactions written for the year follows:

                                  Number of         Premiums
                               Option Contracts     Received
                               ----------------     --------

Contracts outstanding at
June 30, 1995                          91          $ 19,286
Options written                       299            66,812
Options bought back                   (15)           (4,844)
Options exercised                    (146)          (29,626)
Options expired                      (229)          (51,628)
                                     ----           -------

Contracts outstanding at
June 30, 1996                          --                --
                                     ====              ====

NOTE 6 - BANK LOANS

     The Fund had a $2 million secured line of credit during the year with its former custodian bank which terminated on March 15, 1996. The interest rate charged on borrowings was the bank's effective broker call rate plus one-half of one percent. The weighted monthly average interest rate for the period was 8.68%.

INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

The Board of Directors and Shareholders
The Matterhorn Growth Fund, Inc.

     We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of The Matterhorn Growth Fund, Inc., formerly The 44 Wall Street Equity Fund, Inc., as of June 30, 1996, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of June 30, 1996, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Matterhorn Growth Fund, Inc. as of June 30, 1996, the results of its operations, the changes in its net assets and the financial highlights for the periods indicated, in conformity with generally accepted accounting principles.

                                         McGLADREY & PULLEN, LLP


New York, New York
July 25, 1996

                               INVESTMENT ADVISER

                    Matterhorn Asset Management Corporation
                       301 Oxford Valley Road, Suite 802B
                          Yardley, Pennsylvania 19067


                                CO-DISTRIBUTORS

                                Bainbridge & Co.
                       301 Oxford Valley Road, Suite 801B
                          Yardley, Pennsylvania 19067

                        Cumberland Brokerage Corporation
                               614 Landis Avenue
                           Vineland, New Jersey 08360


                                   CUSTODIAN

                                   Star Bank
                              Post Office Box 1118
                          Cincinnati, Ohio 45201-1118


                                 TRANSFER AGENT

                          American Data Services, Inc.
                        24 West Carver Street, 2nd Floor
                           Huntington, New York 11743
                                 1-800-637-3901


                                    AUDITORS

                            McGladrey & Pullen, LLP
                                555 Fifth Avenue
                            New York, New York 10017


 This report is intended for the shareholders of The Matterhorn Growth Fund and should not be used as sales literature unless accompanied or preceded by a current prospectus.

                    [THE MATTERHORN GROWTH FUND, INC. LOGO]

                                 Annual Report

                                 June 30, 1996